Exhibit 99.1

                     FIRST LITCHFIELD FINANCIAL CORPORATION
                 13 North Street, Litchfield, Connecticut 06759


News Release
For Immediate Release

      First Litchfield Financial Corporation Announces Nine-Month Earnings

Litchfield, Connecticut, November 17, 2008----First Litchfield Financial Corporation (trading symbol: FLFL.OB) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), reported results for the three (3) months and nine (9) months ended September 30, 2008.

For the nine months ended September 30, 2008 the Company reported a net loss of $4,310,919 as compared to earnings of $1,662,496 for the same period in 2007. Basic and diluted loss per share for the nine months ended September 30, 2008 was $1.82, compared to basic and diluted income per share of $.70 for the nine months ended September 30, 2007. The net loss in 2008 is due to the $6,946,100 other-than-temporary-impairment on Freddie Mac and Fannie Mae preferred stock/auction rate securities holding such stock, and a trust preferred debt security, recorded during the third quarter.

The net loss for the Company for the third quarter of 2008 totaled $5,425,890 as compared to earnings of $677,836 for the third quarter of 2007. The quarterly basic and diluted net loss per share for 2008 was $2.30, compared to basic and diluted income per share of $.29 for the same period in 2007. The net loss in 2008 is due to the other than temporary impairment on investments recorded during the third quarter. No tax benefit was recognized on $5,030,000 of these charges as changes signed into law that would allow financial institutions to treat the losses as ordinary losses was not signed and made effective until October 3, 2008. Therefore, a tax benefit of approximately $1,710,200 was not recognized in the quarter ended September 30, 2008, and will be recognized in the quarter ending December 31, 2008.


                                        Three Months Ended               Nine Months Ended
                                        September 30, 2008               September 30, 2008
                                    ----------------------------    ----------------------------

                                      Net (Loss)                      Net (Loss)
                                        Income           EPS            Income          EPS
                                        ------           ---            ------          ---
GAAP Basis                          $ (5,425,890)   $      (2.30)   $ (4,310,919)   $      (1.82)

OTTI Write-down (net of taxes)      $  6,294,626    $       2.67    $  6,294,626    $       2.66
                                    ------------    ------------    ------------    ------------
Results Excluding the OTTI Charge   $    868,736    $       0.37    $  1,983,707    $       0.84
                                    ============    ============    ============    ============

Other than the nonrecurring losses resulting from the other than temporary impairment on securities, the Company's core earnings improved. Excluding the OTTI write down, the Company's third quarter 2008 earnings totaled $868,736 or $.37 per basic and diluted income per share. Similarly, year to date income through September 30, 2008 would have been $1,983,707 or $.84 per basic and diluted income per share. These earnings would have shown an increase of 19.3% or $321,291 over income for the first nine months of 2007.

Third quarter 2008 net interest income totaled $3,885,000 which is an increase of $547,000 or 16.4% from the third quarter of 2007. The tax equivalent net interest margin increased from 2.82% in the third quarter of 2007 to 2.99% for the third quarter of 2008. The increase in the net interest income was due to the improved net interest margin as well as to higher levels of earning assets. Average earning assets for the third quarter of 2008 totaled $514 million, an overall increase of $51 million from the third quarter of 2007. Average loans and leases increased by $36 million, or 11.4%, while average investments increased by $20 million, or 15.1%. The increase in earning assets came from growth in nearly all loan categories but in particular, in commercial mortgages, commercial loans and commercial leasing.

Net interest income for the first nine months of 2008 totaled $11,175,000, which was an increase of $1,354,000, or 13.8% from the same period in 2007. Both the increase in the volume of earning assets as well as increased net interest margin contributed to the improvement in net interest income. The net interest margin (net interest income divided by average earning assets) was 2.92% for the nine-month period ended September 30, 2008 which was an increase of 16 basis points from the margin of 2.76% for the nine months ended September 30, 2007. These results are also reflective of lower funding costs. Average earning assets for the first nine months of 2008 totaled $503 million which was $40 million, or 8.7% above average assets for the first nine months of 2007. Growth during 2008 was primarily in commercial lending including commercial mortgages, commercial loans and commercial leasing.

President and CEO, Joseph J. Greco stated, "In spite of the disappointing loss we suffered as a result of the impact of the government's actions with regards to the Freddie Mac and Fannie Mae stock, our core earnings remain solid and are improving. Despite this loss, the overall health of the Company is strong and we remain well-capitalized. Our priorities continue to be meeting the financial goals of our customers as well as seeking out new loan and deposit relationships. We are building a strong momentum in our personal, commercial and wealth management lines of business, while maintaining conservative lending standards and prudent business practices. Our third quarter net interest income was the highest ever achieved by the Company."

As of September 30, 2008, deposits totaled $340.7 million which was an increase of $5.1 million over the year-end level. Growth was primarily in money market and savings deposits and is attributed to the consumer's preference towards liquidity as well as the safety of FDIC insured deposits.

The Bank increased its provision for loan and lease losses during the third quarter and for the first nine months of 2008. The provision for the third quarter of 2008 totaled $155,000 as compared to the third quarter of 2007 when no provision was recorded. On a year to date basis the provision totaled $367,000, which was an increase of $262,000 over the nine month provision through September 30, 2007. The increase in the allowance during 2008 reflects the growth in the loan and lease portfolio and the consideration of economic uncertainty on the quality of the Bank's loan and lease portfolio.

Year-to-date noninterest losses for the quarter and nine months ended September 30, 2008 totaled $5,808,000 and $4,018,000, respectively, and included the other-than- temporary impairment loss of $6,946,100 previously discussed. Without the impact of the impairment loss and any gains or losses from security sales, noninterest income would have improved over the third quarter and nine month periods in 2007, reflecting higher levels of banking service charges, such as overdraft and ATM fees, loan fees, cash management income and bank owned life insurance.

Third quarter and nine-month noninterest expense for the periods ended September 30, 2008 totaled $3,753,000, and $11,376,000, respectively, and represented increases of 11.0% and 10.6%, respectively compared to similar periods in 2007. Increases in noninterest expenses resulted from staffing, advertising, exam, audit and legal fees and computer services. Increased salary and benefits expenses were due to additional compliance and branch personnel and an increased emphasis on commercial and small business development. Costs for exam and audit fees increased due to costs for regulatory reporting, compliance and internal audit. The increase in advertising is due primarily to the Bank's image campaign as well as product and publicity promotions.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington, Connecticut. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President & CEO
  (860) 567-6438
                        (selected financial data follows)

                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                          September 30,
                                                   2008                2007
                                              -------------       -------------

Total Assets                                  $ 506,538,000       $ 476,993,000
Loans, net                                      351,737,000         313,468,000
Investments                                     104,949,000         125,270,000
Deposits                                        340,727,000         326,493,000
Borrowings                                      140,224,000         137,611,000
Stockholders' equity                             20,061,000          27,356,000
Book value per share                                   8.51               11.53
Tangible book value per share                          8.51               11.53
Leverage ratio                                         6.31                8.01
Shares outstanding                                2,356,875           2,372,315


                                                      For the Three Months
                                                      Ended September 30,
                                                   2008                2007
                                              -------------       -------------
Operating results:
Net interest income                           $   3,885,000       $   3,338,000
Securities (losses) gains, net                   (6,721,000)             34,000
Total noninterest (loss) income                  (5,808,000)            890,000
Loan loss provision                                 155,000                  --
Total noninterest expense                         3,753,000           3,381,000
(Loss) income before tax                         (5,831,000)            847,000
Income tax (benefit) expense                       (405,000)            169,000
Net (loss) income                                (5,426,000)            678,000
(Loss) income per share (basic)                       (2.30)               0.29
Return on average assets                              (4.01)%              0.55%
Return on average equity                             (87.77)%             10.28%

 For the Nine Months
                                                      Ended September 30,
                                                   2008                2007
                                              -------------       -------------
Operating results:
Net interest income                           $  11,175,000       $   9,821,000
Securities (losses) gains, net                   (6,688,000)             20,000
Total noninterest (loss) income                  (4,018,000)          2,512,000
Loan loss provision                                 367,000             105,000
Total noninterest expense                        11,376,000          10,290,000
(Loss) income before tax                         (4,586,000)          1,938,000
Income tax (benefit) expense                       (275,000)            275,000
Net (loss) income                                (4,311,000)          1,662,000
(Loss) income per share (basic)               $       (1.82)      $        0.70
Return on average assets                              (1.08)%              0.45%
Return on average equity                             (21.28)%              6.24%



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